Exhibit 99.1

Finjan Achieves a 175% Increase in Revenues to $50 Million for 2017
Company to Host Conference Call on January 23, at 1:30 PM PT

EAST PALO ALTO, CA – 01/23/18 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, is providing shareholders with a financial update and highlight key accomplishments for the fiscal year ended December 31, 2017. Additional updates across Finjan’s operating subsidiaries and investments are also highlighted and will be discussed during the conference call to be held on January 23rd at 1:30 p.m. PT.
Unaudited Financial Highlights for the Full Year Fiscal 2017:

•	175% year-over-year increase in revenue to over $50.0 million

•	Ended the year with approximately $41.0 million in cash or $1.48 per share as compared to $13.7 million for the same period a year ago

•	Net income from operations was approximately $15.0 million or $0.50 per share

•	As a result of record performance in 2017 the Company redeemed and retired $6.2 million or approximately 48,000 of Preferred Series A-1 Shares in early January, 2018
Unaudited Financial Highlights for the Fourth Quarter of 2017:

•	Nearly 180% year-over-year increase in fourth quarter revenues to $23.4 million
“We nearly tripled our revenues to more than $50 million in 2017 fueled by a number of successful licensing and settlement agreements and ended the year with a strong cash position,” said Phil Hartstein, President and CEO of Finjan Holdings. “We closed patent license agreements and cross licenses with both FireEye and Sophos and ended a dispute with Avast resulting in an amicable resolution. We signed new licenses with Veracode and Avira with whom we also entered into a development relationship and cross license to Finjan Mobile.”
IP Licensing and Settlement Updates:

•	Actively engaged with more than 25 negotiations with prospective licensees

•	Transitioned four protracted licensing negotiations to litigation in 2017, actively engaged in settlement discussions with a number of defendants

•	1Q: Finjan and Sophos complete licensing and settlement agreement including a cross license to Finjan Mobile

•	1Q: Finjan and Avast extend licensing deal to include newly acquired AVG Technologies

•	1Q: Completed a license to Veracode prior to acquisition by Computer Associates

•	2Q: Completed licensing and partnership agreements with Avira resulting in joint development of Finjan Mobile’s Gen4 VitalSecurity VPN Browser

•	4Q: Finjan and FireEye complete a licensing and settlement agreement including cross license to Finjan Mobile
Enforcement Update and Schedule:
January 2018

•	Blue Coat I (5:13-cv-03999-BLF) the U.S. Court of Appeals for the Federal Circuit (Case No. 2016-2520, “Federal Circuit”) issued its decision on January 10 and is summarized as follows

◦	Finjan’s U.S. Patent No. 6,154,844 (the "'844 Patent") confirmed valid and infringed, concluding Finjan “pioneered” behavior blocking technology, damages remanded back to District Court

◦	Finjan’s U.S. Patent Nos. 6,804,780 (the "'780 Patent"), 7,418,731 (the "'731 Patent") and 7,647,633 (the "'633 Patent") confirmed valid and infringed, damages totaling $7.8M unchanged

◦	Finjan’s U.S. Patent No. 6,965,968 (the "'968 Patent") overturned infringement and $7.8M in related damages
“The new licenses and settlements we achieved coupled with our continued IPR wins offer us even more affirmation. The recent decision from the Federal Circuit indicates thats Finjan ‘pioneered’ the technology we are licensing throughout the industry. This is very promising for both our current cases and future litigation ahead,” continued Mr. Hartstein. “We enter 2018 in the strongest position ever with more than $40 million in cash, an upcoming Blue Coat re-trial in February which will likely be followed by a damages case in December and our long-awaited Symantec trial getting underway in July. With numerous settlements, a strong licensing pipeline, and a number of near-term catalysts we believe we are ideally positioned to see revenue growth in this segment of our business."

February 2018

•
Blue Coat II (5:15-cv-03295-BLF) will convene a re-trial on February 12, with a new Jury, on additional infringement issues related to Finjan’s '844 Patent not included in the first case, and new infringement issues related to Finjan’s U.S. Patent No. 8,677,494 (the "494 Patent")

June 2018

•	Cisco (5:17-cv-00072-BLF) has a claim construction (“Markman”) hearing scheduled for June 15, also expect a CMC in August after the Courts decision on key claim terms
July 2018

•	Symantec (3:14-cv-02998-HSG) has a trial date set to begin July 9 and last approximately two weeks
October 2018

•	SonicWall (5:17-cv-04467-BLF) has a claim construction (“Markman”) hearing scheduled for October 12
November 2018

•	Germany Nullity (i.e. validity) Action will be heard, combined by the German Court for both Blue Coat and ESET cases currently pending
December 2018

•
Blue Coat I & II; New Jury trial on damages and willfulness set to begin December 10 related to the original ‘844 infringement from Blue Coat I and any additional liability issues relating from the February 2018 re-trial in Blue Coat II

•	ESET (3:17-cv-00183-CAB) the Court expects trial “no later than December 2018” per recent Court Order
Finjan has pending infringement lawsuits against Symantec Corp., Palo Alto Networks, Blue Coat Systems, Inc., ESET and its affiliates, Cisco Systems, Inc., Sonicwall, Inc., Bitdefender and its affiliates, Juniper Networks and Zscaler, Inc. relating to, collectively, more than 20 patents in the Finjan portfolio. The court dockets for the foregoing cases are publicly available on the

Public Access to Court Electronic Records (PACER) website, www.pacer.gov, which is operated by the Administrative Office of the U.S. Courts.

Finjan Mobile:

•
VitalSecurity® VPN Secure Mobile Browser, leveraging Finjan's existing patented inventions has had considerable traction with more than 500,000 downloads to-date, over 900 reviews and a 4.5 out of 5-star rating

•	Currently our mobile app is offered worldwide and is translated into 11 different languages to expand addressable market in both Android and IOS platforms

•	VPN now offers the consumer the option to connect to over 30 locations around the world
“In 2017 we accomplished key milestones through our Finjan Mobile subsidiary releasing our VitalSecurity VPN Mobile Browser in September of 2017 and with more than 500,000 downloads to date,” said Michael Noonan, CFO of Finjan Holdings. “We believe consumers are taking note of Finjan’s enterprise-grade patented technology being available on their mobile device to keep their data safe and secure. We are actively moving forward with expanding our mobile app worldwide and increasing the number of VPN locations to further differentiate our offering. We look forward to reporting on our future progress.”
CybeRisk:

•	CybeRisk™ performed below expectations for the full year though our investment in this subsidiary continues to be minimal
Finjan Blue:

•	Although we are focused on the longer-term opportunities with IBM through our Finjan Blue subsidiary, we have already recovered our initial $2 million investment in a recent licensing deal
JVP Cyber Strategic Partners:

•	Achieved its second early exit during 2017, fund sized has increased considerably due to early exits

•	Finjan currently has a $2.7 million outstanding capital commitment to the fund which may be called at any time to finance existing portfolio companies

Analyst and Investor Call with Management
A conference call to discuss full year 2017 results is scheduled for 1:30 p.m. Pacific Time on January 23, 2018. Analysts, investors, and other interested parties may access the conference call by dialing 1-855-327-6837.

International callers can access the call by dialing 1-778-327-3988.

An archived audio replay of the conference call will be available for 2 weeks beginning at 4:30 pm Pacific Time on January 23, 2018 and can be accessed by dialing 1-844-512-2921 and providing access code 10004172. International callers can access the replay by dialing 1-412-317-6671. The call will also be archived on Finjan's investor relations website.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation.

Finjan® is the registered trademark of Finjan Holdings, Inc.; Finjan Mobile™, and VitalSecurity™ are the trademarks of Finjan Holdings, Inc.,
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Cautionary Note Regarding Forward-Looking Statements
Except for historical information, the matters set forth herein that are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, Finjan’s expectations and beliefs regarding Finjan’s licensing program, the outcome of pending or future enforcement actions, the granting of Inter Partes Review (IPR) of our patents or an unfavorable determination pursuant to an IPR or other challenges at the USPTO of our patents, the enforceability of our patents, the cost of litigation, timing of redemption of shares of preferred stock, the unpredictability of our cash flows, our ability to expand our technology and patent portfolio, the continued use of our technologies in the market, our stock price, changes in the trading market for our securities, regulatory developments, general economic and market conditions, the market acceptance and successful business, technical and economic implementation of Finjan Holdings' intended operational plan; and the other risk factors set forth from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2016, and the Company's periodic filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from Finjan Holdings, Inc. All forward-looking statements herein reflect our opinions only as of the date of this release. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Finjan Holdings undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Investor Contact:
Vanessa Winter | Director of Investor Relations, Finjan Holdings
Valter Pinto | KCSA Strategic Communications
(650) 282-3245 | investors@finjan.com